UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2019

VIVUS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33389	94-3136179
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

(Address of Principal Executive Offices, and Zip Code)

(650) 934-5200

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VVUS	The Nasdaq Global Select Market
Preferred Share Purchase Rights

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2019, VIVUS, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), entered into a second supplemental indenture (the “Second Supplemental Indenture”) to that certain indenture (as amended, supplemented and/or modified from time to time, the “Indenture”) dated June 8, 2018 by and among the Company, the Trustee and the Collateral Agent pursuant to which the Company issued its outstanding senior secured notes due 2024 (the “Secured Notes”).

The Second Supplemental Indenture amended the Indenture to (i) revise the compliance dates for minimum quarterly Pancreaze net sales, (ii) reduce the minimum unrestricted cash equivalents, and (iii) effect the pledge of material intellectual property related to Qsymia® and Pancreaze®. The Second Supplemental Indenture was entered into in satisfaction of the conditions set forth in the previously disclosed waiver of default from consenting noteholders. The consenting noteholders represented greater than a majority of the outstanding Secured Notes and consented to the amendments contained in the Second Supplemental Indenture.

The foregoing description of the Indenture and the Second Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to Exhibits 4.1 and 4.2, which are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2019, the Company and Kenneth Suh agreed that Mr. Suh would depart from the role of President of the Company, effective October 31, 2019. Mr. Suh previously entered into the Third Amended and Restated Change of Control and Severance Agreement (the “Severance Agreement”) with the Company. Also, on October 2, 2019, the Company and M. Scott Oehrlein agreed that Mr. Oehrlein would depart from the role of Chief Operations Officer of the Company, effective October 31, 2019. Mr. Oehrlein also previously entered into the Severance Agreement with the Company.

Pursuant to the Severance Agreement, Messrs. Suh and Oehrlein are each entitled to receive, subject to signing a release of claims in favor of the Company: (i) monthly severance payments equal to the monthly salary he was receiving immediately prior to the termination date for twelve months, (ii) monthly severance payments equal to 1/12th of his target bonus for the fiscal year in which the termination occurs for twelve months, (iii) an additional pro rata portion of his target bonus for the fiscal year in which the termination occurs, (iv) up to twelve months of reimbursement for premiums paid for the employer’s portion of COBRA coverage, and (vi) any then-outstanding and unvested equity awards held by him are subject to 50% accelerated vesting. In addition, the Company agreed to provide Mr. Suh with reimbursement of up to $10,000 for immigration related legal fees and Mr. Oehrlein with an additional six months of reimbursement for premiums paid for the employer’s portion of COBRA coverage.

Item 8.01. Other Events.

As of September 30, 2019, the Company satisfied all conditions related to the previously disclosed waiver of default, including, entry into the Second Supplemental Indenture, the effective grant to the Collateral Agent of the security interest in the material intellectual property of Qsymia® and Pancreaze® in compliance with the Second Supplemental Indenture, and the payment of certain fees and expenses.  In addition, the Company repurchased approximately $48.6 million aggregate principal amount of Secured Notes outstanding from the consenting noteholders for an aggregate purchase price of approximately $55 million (the “Repurchase”).

Following the Repurchase, the Company had approximately $61.4 million aggregate principal amount of Secured Notes outstanding.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On October 3, 2019, the Company issued a press release titled “VIVUS Initiates Pay Down of Secured Debt and Announces Management Changes.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

4.1

Indenture, dated as of June 8, 2018, among VIVUS, Inc., as issuer, the other guarantors from time to time and U.S. Bank National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33389) filed June 11, 2018).

4.2	Second Supplemental Indenture, dated as of September 30, 2019, among VIVUS, Inc., as issuer and U.S. Bank National Association, as trustee and collateral agent.

99.1	Press Release dated October 3, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel
Date: October 3, 2019

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